Exhibit 99.1

Investor Contact:	Press Contacts:
Frank Yoshino	Katherine Lane
Vice President, Finance	Manager, Public Relations
(714) 885-3697	(714) 885-3828

George Sard/Andrew Cole/Diane Henry
Sard Verbinnen & Co
(212) 687-8080 or (415) 618-8750
EMULEX CONFIRMS RECEIPT OF UNSOLICITED PROPOSAL
COSTA MESA, Calif., April 21, 2009 – Emulex Corporation (NYSE: ELX) today confirmed that its Board of Directors has received an unsolicited proposal from Broadcom Corporation (Nasdaq: BRCM) to acquire Emulex for $9.25 per share in cash. The Board will review the proposal in due course, consistent with its fiduciary duties, in consultation with its financial advisor, Goldman, Sachs & Co., and its legal advisor, Gibson, Dunn & Crutcher LLP. Emulex noted that there is no need for Emulex stockholders to take any action at this time.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
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